Exhibit 99.1

Contact:

Kenneth Smith

Chief Financial Officer

716.826.6500 ext. 3217

kwsmith@gibraltar1.com

Gibraltar Industries Announces Completion of Exchange Offer for Unregistered 6.25% Senior Subordinated Notes Due 2021

BUFFALO, N.Y. — Gibraltar Industries, Inc. (NASDAQ: ROCK) announced today that it has successfully completed its offer to the holders of $210 million aggregate principal amount of its outstanding 6.25% Senior Subordinated Notes due 2021 (“Senior Subordinated Notes”) to exchange such notes for a like principal amount of its 6.25% Senior Subordinated Notes, due 2021, which have been registered under the Securities Act of 1933, as amended. The exchange offer was completed at 12:00 a.m., New York City time, on August 29, 2013. Gibraltar stated that it had been informed by the exchange agent that 99.86% of the $210 million in aggregate principal amount of the unregistered Senior Subordinated Notes had been tendered in the exchange offer.

A registration statement describing the exchange offer was filed with the United States Securities and Exchange Commission. This news release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation, or sale in any jurisdiction in which it would be unlawful.

About Gibraltar

Gibraltar Industries is a leading manufacturer and distributor of building products, focused on residential and nonresidential repair and remodeling, as well as construction of industrial facilities and public infrastructure. The Company generates more than 80% of its sales from products that hold leading positions in their markets, and serves customers across the U.S. and throughout the world. Gibraltar’s strategy is to grow organically by expanding its product portfolio and penetration of existing customer accounts, while broadening its market and geographic coverage through the acquisition of companies with leadership positions in adjacent product categories. Comprehensive information about Gibraltar can be found on its website at http://www.gibraltar1.com.

Safe Harbor Statement

This press release contains forward-looking statements that are subject to the safe harbors created under the Securities Act of 1933 and the Securities Exchange Act of 1934. Forward-looking statements include, among others, statements regarding the payment of the Total Consideration and Tender Offer Consideration, the elimination of restrictive covenants and certain conditions to legal defeasance or covenant defeasance contained in the indenture governing the Notes and the redemption of any untendered Notes, and are generally identified with words such as “believe,” “could,” “expect,” “intend,” “may,” “plan,” “will” and similar expressions. Such statements reflect management’s current expectations and judgment as of the date of this press release. Risks, uncertainties and assumptions that could affect Gibraltar’s forward-looking statements include, among other things, the completion of the tender offer and the receipt of consents sufficient to approve the proposed amendments to the indenture governing the Notes. In addition, please refer to the risk factors contained in Gibraltar’s SEC filings available at www.sec.gov, including Gibraltar’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. Gibraltar undertakes no obligation to update or revise any forward-looking statements for any reason.

3556 Lake Shore Road, PO Box 2028, Buffalo, New York 14219-0228, Ph 716.826.6500, Fx 716.826.1589, gibraltar1.com